Exhibit 10.16
RETENTION AGREEMENT
THIS AGREEMENT, dated as of August 5, 2015 (the “Effective Date”), is made by and between Nanosphere, Inc., a Delaware corporation (the “Company”), and Farzana Moinuddin (the “Executive”).
WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.    Defined Terms. The definitions of capitalized terms used in this Agreement are as set forth below:
“Cause” means any of the following: (i) the Executive’s willful failure to substantially perform his duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Executive’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Executive’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Executive’s willful and material breach of any of his obligations under any written agreement or covenant with the Company.
“Change in Control” means any of the following: (i) a consolidation or merger of the Company with or into another entity or entities (whether or not the Company is the surviving entity); (ii) a sale or transfer by the Company of all or substantially all of its assets (determined either for the Company alone or with its subsidiaries on a consolidated basis); or (iii) any sale, transfer or issuance, or series of sales, transfer and/or issuances, of shares of the Company’s capital stock by the Company, or the holders thereof, as a result of which the holders of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors of the Company immediately prior to such sale, transfer or issuance (or series thereof) cease to own the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors of the Company. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” shall mean Nanosphere, Inc. and shall include any successor to its business and/or assets which assumes this Agreement by operation of law, or otherwise.
“Good Reason” shall mean (i) a material diminution in the Executive’s base salary or incentive compensation opportunity, (ii) a material diminution in Executive’s duties, responsibilities and authority, or (iii) a material breach by the Company of any written agreement between the Executive and the Company; provided, however, that Executive shall not be considered to have resigned for Good Reason unless the notice of resignation is given not more than ninety (90) days following the occurrence of the event or circumstance constituting Good Reason and specifies such event or circumstance in reasonable detail, and the Company fails to cure such event or circumstance within thirty (30) days following the date of such notice. If the Company cure such event or circumstance, the Executive may withdraw his notice of resignation without prejudice, but if he fails to do so his resignation will be treated as a resignation without Good Reason.
2.    Retention Payment.
2.1    Payment. Provided that the Executive continues in his employment with the Company through the Retention Dates (as defined below) and otherwise complies with all requirements of this Agreement, the Company shall pay the Executive the total amount of Ten Thousand Dollars ($10,000.00) (the “Retention Payment”). Fifty percent (50%) of the Retention Payment shall be paid, net of all applicable withholding taxes, as soon as practical following the date of this Agreement (the “First Retention Date”) and the remaining fifty percent (50%) of the Retention Payment shall be paid, net of all applicable withholding taxes, on December 1, 2015 (the “Second Retention Date”).
2.2    Termination of Employment Prior to Retention Date. In the event that the Executive’s employment is terminated prior to either the First or Second Retention Date either (a) by the Company without Cause, (b) by the Executive for Good Reason, (c) by the Executive’s death, or (d) following a Change in Control, the portion of the Retention Payment that would have been paid on the Retention Date shall be paid on such Retention Date to the Executive (or his estate) as if his employment had not terminated. If the Executive’s employment is terminated prior to either the First or Second Retention Date for any other reason, the portion of the Retention Payment that would have been paid on such Retention Date shall be forfeited. In the case of a termination without Cause or for Good Reason, as a condition to receipt of the Retention Payment, Executive must first execute, and not subsequently revoke, a release of, and covenant not to sue with respect to (the “Release”), all claims the Executive may have against the Company and its affiliates, known or unknown, arising out of the Executive’s employment and the termination of such employment, other than claims for payment of the Retention Payment, Executive’s rights to indemnification, if any, with respect to claims by third parties that may have arisen prior to execution of the Release, and claims that by law cannot be released. The Release shall be in form and substance acceptable to the Company, and in order for Executive to be entitled to receive the Retention Payment, the Release must be executed, and the period provided therein for revocation must have expired, not more than sixty (60) days after the effective date of termination. Payment shall be made on the later of the applicable Retention Date or date on which the revocation period expires; provided that in the event that the sixty (60) day period following the date of termination ends in the calendar year following the year that includes the date of termination, then any payment that is subject to Section 409A of the Code shall be paid not earlier than the first payroll date in the calendar year following the year that includes the date of termination.
2.3    Status of Executive. The Executive is and shall remain an employee at will of the Company, whose employment may be terminated at any time by either party for any reason, or without stated reason, and nothing contained in this Agreement shall be construed as a promise of continued employment.
2.4    Compliance with Restrictive Covenants. To the extent that Executive is party to any agreement, or Company policy, imposing restrictions upon his activities following his termination of employment (including but not limited to any restrictions on competitive activities, solicitation of employees or customers, or use of confidential information, or any requirement of cooperation), then payment of the Retention Payment is expressly conditioned upon Executive’s continued compliance with each such agreement or policy, and in the event of any breach by Executive of any such agreement or policy, Executive’s right to any unpaid portion of the Retention Payment shall be immediately forfeited, in addition to any other legal or remedies the Company may have with respect to such agreement or policy.

3.    Miscellaneous.
3.1    Binding Effect; Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
3.2    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s address on the Company’s personnel records and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Nanosphere, Inc.
4088 Commercial Ave.
Northbrook, IL 60062
Attention: Chairman of the Board
3.3.    Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
3.4    Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. This Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including, without limitation, the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement. Section headings and titles are for convenience of reference only and shall not be given any substantive effect.
3.5    Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.
3.6    Tax Matters. All payments to Executive will be subject to all applicable federal, state and local tax withholding requirements. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Code, and to the maximum extent permitted by applicable law, the Agreement, shall be administered and interpreted in a manner consistent with this intent. Anything else contained herein to the contrary notwithstanding, in no event shall the Company have any obligation to the

Executive by reason of any adverse tax effect, pursuant to Section 409A, Section 4999 of the Code, or otherwise, resulting from any payment to the Executive pursuant to this Agreement.
3.7    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
3.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
NANOSPHERE, INC.

By: /s/ Lorin J. Randall
Name: Lorin J. Randall
Title: Chairman of the Board

/s/ Farzana Moinuddin
EXECUTIVE